Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BiomX Inc.,
a Delaware corporation;

BTX Merger Sub I, Inc.,
a Delaware corporation;

BTX Merger Sub II, LLC,
a Delaware limited liability company;

and

Adaptive Phage Therapeutics, Inc.,
a Delaware corporation

Dated as of March 6, 2024

i

(Cont’d)

(Cont’d)

(Cont’d)

Exhibits:

Exhibit A Definitions
Exhibit B Form of Lock-Up Agreement
Exhibit C Form of Certificate of Designation
Exhibit D Form of Parent Support Agreement
Exhibit E Form of Parent Warrant
Exhibit F Form of Parent Indemnification Agreement
Exhibit G Allocation Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 6, 2024, by and among BiomX Inc., a Delaware corporation (“Parent”), BTX MERGER SUB I, INC., a Delaware corporation and direct wholly-owned subsidiary of Parent (“First Merger Sub”), BTX MERGER SUB II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Adaptive Phage Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent and the Company desire to enter into a business combination as contemplated by this Agreement.

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

WHEREAS, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

WHEREAS, the Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares, the Parent Preferred Stock Payment Shares and Warrant Consideration to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

WHEREAS, the First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters (the “Board Approval”).

WHEREAS, subsequent to the Board Approval, and immediately following the execution and delivery of this Agreement, the requisite Company stockholders by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL shall have (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”), and the Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto.

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, all of the directors, all of the officers and the stockholders of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) (the “Parent Signatories”) and all of the directors, all of the officers and the stockholders of the Company listed in Section A of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among Parent and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Parent Convertible Preferred Stock and Warrants (as defined in the Securities Purchase Agreement) set forth therein concurrently with the Closing in connection with the Parent Financing (the “Securities Purchase Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders set forth on Section A-2 of the Parent Disclosure Schedule (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (each, a “Parent Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

WHEREAS, immediately following the execution and delivery of this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article I

DESCRIPTION OF TRANSACTION

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

Section 1.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly-owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3 Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) shall take place electronically the first Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII, and VIII, or at such other time, date and place as Parent and the Company may mutually agree in writing, but in any event no earlier than March 12, 2024. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

Section 1.4 Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Prior to the First Effective Time, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(iii) the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as shall be mutually agreed upon by Parent and the Company.

(c) At the Second Effective Time:

(i) the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to (A) change the name of the Surviving Entity to “Adaptive Phage Therapeutics, LLC,” and (B) comply with Section 5.5;

(ii) the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to (A) comply with Section 5.5 and (B) change the name of the Surviving Entity to “Adaptive Phage Therapeutics, LLC”; and

(iii) the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be such persons as shall be mutually agreed upon by Parent and the Company.

Section 1.5 Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing shall be (a) 9,164,967 shares of Parent Common Stock (“Parent Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.9 % of the outstanding shares of Parent Common Stock as of immediately before the First Effective Time (the “Parent Common Stock Consideration Cap”), (b) in the event the aggregate number of shares of Parent Common Stock Payment Shares issued to any Company stockholder at Closing would result in the issuance of shares of Parent Common Stock in an amount in excess of the Parent Common Stock Consideration Cap, Parent shall issue to such Company stockholders shares of Parent Common Stock up to the Parent Common Stock Consideration Cap and shall issue the remaining balance to such stockholders in Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”), which shall be a total of 40,471 shares of Parent Convertible Preferred Stock and (c) an aggregate of 2,166,497 Parent Warrants (the “Warrant Consideration”). Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the shares present in person or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the NYSE American Stock Market Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit C (the “Preferred Stock Conversion Proposal”). The Parent Common Stock Payment Shares, Parent Preferred Stock Payment Shares and Warrant Consideration shall be allocated among the stockholders of the Company as set forth on the Allocation Certificate in substantially the form attached hereto as Exhibit G.

Section 1.6 Conversion of Shares and Convertible Notes.

(a) Immediately prior to the First Effective Time, the Company will take, and will cause each holder of a Convertible Note to take, all necessary and appropriate action so that each Convertible Note is converted pursuant to the terms of such Convertible Note into Company Capital Stock immediately prior to the First Effective Time (the “Convertible Note Conversion”) as set forth on the Allocation Certificate. Following the Convertible Note Conversion, (i) each holder of a Convertible Note will be treated as a stockholder of the Company for purposes of this Agreement, and (ii) any Company Capital Stock issued as a result of the Convertible Note Conversion will be treated as described in Section 1.6(b)(ii), and (iii) the Convertible Notes will be cancelled and extinguished without any present or future right to receive any consideration.

(b) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5 and Section 1.6(c), each share of Company Capital Stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 1.6(b)(i) and excluding Dissenting Shares) shall be automatically converted in accordance with the Company’s certificate of incorporation solely into the right to receive a number of Parent Common Stock Payment Shares, Parent Preferred Stock Payment Shares and/or Warrant Consideration pursuant to the Allocation Certificate.

(c) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, such shares of Company Common Stock shall no longer be subject to any right of repurchase, risk of forfeiture or other such conditions.

(d) No fractional shares of Parent Common Stock and Parent Convertible Preferred Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder or a fraction of a share of Parent Convertible Preferred Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.

(e) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any member of the Company or stockholder of Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

(f) If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Allocation Certificate shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock and Parent Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 1.7 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the first Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6 and Section 1.8.

Section 1.8 Exchange of Shares.

(a) At the First Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company (the “Exchange Agent”) certificates or evidence of book-entry shares representing the Parent Common Stock, Parent Convertible Preferred Stock and Parent Warrants issuable pursuant to Section 1.6(b). The Parent Common Stock, Parent Convertible Preferred Stock and Parent Warrants so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) As soon as reasonably practicable after the record date on or after the First Effective Time, the Exchange Agent shall issue (i) book-entry shares representing the Parent Common Stock and Parent Convertible Preferred Stock (in a number of whole shares of Parent Common Stock and Parent Convertible Preferred Stock) and (ii) certificates representing the Parent Warrants that each holder of Company Common Stock has the right to receive pursuant to the provisions of Section 1.6(b), and each Company Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Convertible Preferred Stock and certificates representing Parent Warrants constituting the Merger Consideration and, following issuance of such book-entry shares and certificates representing the Merger Consideration, shall be canceled. The Merger Consideration and any dividends or other distributions as are payable pursuant to (d) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Convertible Preferred Stock with a record date on or after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock and/or Parent Convertible Preferred Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for Parent Common Stock and Parent Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Common Stock and Parent Convertible Preferred Stock.

(e) No Party shall be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Convertible Preferred Stock (or dividends or distributions with respect thereto), Parent Warrants or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is two years after the Closing Date (or immediately prior to such earlier date on which the related Exchange Funds (and all dividends or other distributions in respect thereof) would otherwise escheat to or become the property of any Governmental Body) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive its applicable portion of the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.6 and 1.8.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 1.10 Company Options.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and forfeited for no consideration in accordance with Section 12(c) of the Company Plan.

(b) The Company Plan shall terminate as of the Closing. Following the Closing, no participant in the Company Plan, or other plans, programs or arrangements shall have any right thereunder to acquire any securities of the Company or any Subsidiary thereof. The Company shall take all actions that may be necessary to effectuate the provisions of this Section 1.10.

Section 1.11 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

Section 1.12 Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding then, except with respect to any compensatory payments or as a result of a failure to deliver the certificate described in Section 7.2, such Withholding Agent shall (a) provide notice to such stockholders as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding) and (b) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as follows:

Section 2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except for the Entities identified in Section 2.1(c) of the Company Disclosure Schedule, the Company has no Subsidiaries and neither the Company nor any of the Entities identified in Section 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule.

(d) Neither the Company nor its Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor its Subsidiary has agreed or is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor its Subsidiary has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and its Subsidiary in effect as of the date of this Agreement. Neither the Company nor its Subsidiary is in breach or violation of its respective Organizational Documents.

Section 2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by unanimous written consent) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the Company Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.4 Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the outstanding shares of the Company Capital Stock, voting as a single class on an as converted to Company Common Stock basis, (b) the majority of the outstanding shares of the Company Series B-1 Preferred Stock, which majority must include the Largest Lead Investor and (c) the majority of the outstanding shares of the Company Series B Preferred Stock, which majority must include the Largest Lead Investor (the “Required Company Stockholder Vote”), are the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Stockholder Written Consent became effective upon the execution of this Agreement by the parties hereto and provided the Required Company Stockholder Vote. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions.

Section 2.5 Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificates of Merger required by the DGCL and the DLLCA, and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or its Subsidiary, or any of the assets owned or used by the Company or its Subsidiary, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL an DLLCA, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor its Subsidiary is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the other Contemplated Transactions.

Section 2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 186,304,376 shares of Company Common Stock, par value $0.0001 per share, of which 9,461,476 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 144,698,418 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 2,217,000 shares have been designated ‘Series AA Preferred Stock’ all of which have been issued and are outstanding as of the date of this Agreement, 42,481,418 shares have been designated ‘Series B Preferred Stock’ all of which have been issued and are outstanding as of the date of this Agreement and 100,000,000 shares have been designated ‘Series B-1 Preferred Stock’, of which 39,999,998 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein or as set forth in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c) Except for the Company’s 2017 Equity Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 16,556,087 shares of Company Common Stock for issuance under the Company Plan, of which 4,053,767 shares have been issued and are currently outstanding, 461,476 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 12,040,844 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) whether such Company Option is “early exercisable.” The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding Company Options granted thereunder.

(d) Except for Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule and the Convertible Notes set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or its Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or its Subsidiary; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or its Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiary.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options, and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

Section 2.7 Financial Statements.

(a) Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet, as well as the audited financial statements for the periods ending December 31, 2021 and December 31, 2022 (the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or its Subsidiary since December 31, 2021.

(d) Since December 31, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since December 31, 2021, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 2.8 Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, from the date of the Company Unaudited Interim Balance Sheet through the date hereof, the Company and its Subsidiary have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect and (b) neither the Company nor its Subsidiary has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock; or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);

(b) except as disclosed on Section 2.8(b) of the Company Disclosure Schedule, sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of the Company; (B) any option, warrant or right to acquire any capital stock or any other security, other than stock option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement and other than the Company Plan or any Company Option: (A) adopted, terminated, established or entered into any Company Benefit Plan; (B) caused or permitted any Company Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increased the severance, retention, change-of-control or similar benefits offered to any current, former or new employees, directors or individual consultants or (E) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $150,000 per year;

(g) entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(h) entered into any material transaction other than (A) in the Ordinary Course of Business or (B) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k) made, changed or revoked any material Tax election, filed any amendment making any material change to any income or other material Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $100,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

Section 2.9 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor it Subsidiary has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or it Subsidiary since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company or its Subsidiary under Company Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

Section 2.10 Title to Assets. Each of the Company and its Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or its Subsidiary as being owned by the Company or its Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 2.11 Real Property; Leasehold. Neither the Company nor its Subsidiary owns any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or its Subsidiary and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or its Subsidiary, or to the Knowledge of the Company, any other party thereto. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

Section 2.12 Intellectual Property; Privacy.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Company or its Subsidiary, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of the Company, each of the U.S. patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to the material Company’s Registered IP, subsisting.

(b) There are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by the Company or its Subsidiary.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiary exclusively own, are the sole assignee of, or have exclusively licensed all material Company IP (other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s and its Subsidiary’s business as currently conducted. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or its Subsidiary, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company or its Subsidiary. Each Company Associate who has or has had access to the Company’s or its Subsidiary’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(d) Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP.

(e) Section 2.12(e) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or its Subsidiary in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.

(f) To the Knowledge of the Company: (i) the operation of the business of the Company and its Subsidiary as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company or its Subsidiary alleging that the operation of the business of the Company or its Subsidiary infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since December 31, 2021, neither the Company nor its Subsidiary has received any written notice or other written communication alleging that the operation of the business of the Company or its Subsidiary infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(g) None of the Company IP owned by the Company or, to the Knowledge of the Company, none of the material Intellectual Property Rights exclusively licensed to the Company or its Subsidiary is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or its Subsidiary of any such Company IP.

(h) To the Knowledge of the Company, the Company and the operation of the Company’s and its Subsidiary’s business are, and since December 31, 2021 has been, in material compliance with Privacy and Data Processing Requirements. To the Knowledge of the Company, the Company and its Subsidiary have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or its Subsidiary. Since January 1, 2020, there have been (i) no loss or theft of, or security breach relating to Company Data, (ii) no violation of any security policy of the Company or its Subsidiary regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use disclosure, or other Processing of any Company Data. The Company and its Subsidiary have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s or its Subsidiary’s business as currently conducted and Company Data from unauthorized use access, or other Processing. To the Knowledge of the Company, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s or its Subsidiary’s business or (ii) material unauthorized access to, or other processing of, Company Data.

Section 2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into the Ordinary Course of Business;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or its Subsidiary or any loans or debt obligations with officers or directors of the Company;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi) each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xii) each Company Contract, offer letter, employment agreement, or individual independent contractor agreement with any employee, individual independent contractor or other natural person service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable at will by the Company without notice, severance, retention or other cost or payment, except as required under applicable Law or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xiii) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xiv) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xv) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by the Company and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. To the Company’s Knowledge, as of the date of this Agreement, no party to a Company Material Contract has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

Section 2.14 Compliance; Permits. The Company or its Subsidiary hold all required Governmental Authorizations which are material to the operation of the business of the Company or such its Subsidiary as currently conducted (the “Company Permits”). Section 2.14 of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

Section 2.15 Health Care Regulatory Matters.

(a) The Company, its Subsidiary, and to the Knowledge of the Company, each of their respective directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and since January 1, 2021 have been, in material compliance with all health care laws to the extent applicable to the Company and its Subsidiary and their products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347) under HIPAA; the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological products, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services, other than the data privacy and security provisions of HIPAA (“Health Care Laws”). To the Knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability of the Company or its Subsidiary under any Health Care Laws.

(b) Neither the Company nor its Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Body relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company or its Subsidiary (“Company Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Body. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Company Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by the Company or its Subsidiary or, to the Knowledge of the Company, on behalf of the Company or its Subsidiary have been, and if still pending are being, conducted in material compliance with all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314. No clinical trial conducted by or on behalf of the Company or its Subsidiary has been, to the Knowledge of the Company, conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of the Company or its Subsidiary has been terminated or suspended prior to completion, and no institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiary has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.

(e) All manufacturing operations conducted by the Company or its Subsidiary, to the Knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Company Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and all comparable foreign regulatory requirements of any Governmental Body.

(f) Neither the Company nor its Subsidiary has received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Body relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Bodies listed in Section 2.15(f) of the Company Disclosure Schedule have been resolved and closed out to the satisfaction of the applicable Governmental Body.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Body, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of Company Products reported to the FDA (“Company Safety Notices”), and, to the Knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Company Safety Notice. All Company Safety Notices listed in Section 2.15(g) of the Company Disclosure Schedule have been resolved to the satisfaction of the applicable Governmental Body.

(h) There are no unresolved Company Safety Notices, and to the knowledge the Company, there are no facts that would be reasonably likely to result in a material Company Safety Notice or a termination or suspension of developing and testing of any of the Company Products.

(i) Neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any officer, employee, agent, or distributor of the Company or its Subsidiary, has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). To the Knowledge of the Company, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Company Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Body by the Company and its Subsidiary have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Company Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Company Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any officer, employee, agent, or distributor of the Company or its Subsidiary, has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any officer, employee, agent, contractor or distributor of the Company or its Subsidiary, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any officer, employee, agent, or distributor of the Company or its Subsidiary has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(m) The clinical, pre-clinical and other studies and tests (“Studies”) conducted by or on behalf of or sponsored by the Company (including its Subsidiaries) were and, if still pending, are, being conducted in accordance with all applicable statutes, laws, rules and regulations (including, without limitation, those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA), as well as the protocols, procedures and controls designed and approved for such Studies and with standard medical and scientific research procedures.

Section 2.16 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company or its Subsidiary, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or its Subsidiary; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company or its Subsidiary, or any of the material assets owned or used by the Company or its Subsidiary, is subject. To the Knowledge of the Company, no officer or employees of the Company or its Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiary or to any material assets owned or used by the Company or its Subsidiary.

Section 2.17 Tax Matters.

(a) The Company and its Subsidiary have each timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with applicable Law in all material respects. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company or its Subsidiary does not file Tax Returns or pay Taxes that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company or its Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiary did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor its Subsidiary has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All material Taxes that the Company and its Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiary.

(e) No deficiencies for a material amount of Taxes with respect to the Company or its Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor its Subsidiary (or any predecessors thereof) has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither the Company nor its Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor its Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither the Company nor its Subsidiary, as a result of the Merger, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business.

(i) Neither the Company nor its Subsidiary has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not own any interest in any “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code. Neither the Company nor its Subsidiary currently uses the cash method of accounting for income Tax purposes. The Company has no Liability for any material Taxes of any Person (other than the Company and its Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Neither the Company nor its Subsidiary has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither the Company nor its Subsidiary has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither the Company nor its Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor its Subsidiary is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law will be subject to recapture at or following the Closing as a result of the Merger.

(n) Neither the Company nor its Subsidiary has made an election or taken any other action be treated as other than a corporation for U.S. federal income Tax purposes. Neither the Company nor its Subsidiary has taken any action or know of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

For purposes of this Section 2.17, each reference to the Company or its Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or its Subsidiary.

Section 2.18 Employee and Labor Matters; Benefit Plans.

(a) Section 2.18(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, other than at-will employment offer letters or employment agreements on the Company’s standard form and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms and disclosed on Section 2.6(c) of the Company Disclosure Schedule, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company or its Subsidiary for the benefit of any current or former employee, director, officer or individual independent contractor of the Company (or beneficiary thereof) or under which the Company or its Subsidiary has any actual or contingent liability (including, without limitation, by or through a Company ERISA Affiliate).

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto and any employee handbooks, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports for the prior three plan years, (vii) all material, nonroutine notices and filings from the IRS or Department of Labor or other Governmental Body concerning any Company Benefit Plan in the prior six-year period, and (viii) copies of all Forms 1094-B/C and Forms 1095-B/C for the prior three plan years.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other Laws, in each case, in all material respects. Each Company Benefit Plan that provides health benefits as a “group health plan” for purposes of the Patient Protection and Affordable Care Act (the “Affordable Care Act”) has been maintained and administered in compliance in all material respects with the Affordable Care Act, including offering health care coverage that does not subject the Company to any assessment under Section 4980H(a) or 4980H(b) of the Code. The Company has no, nor would reasonably be expected to have any, liability for Taxes under Sections 4980A through 4980I of the Code.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or may rely upon a determination or opinion letters from the IRS to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company, its Subsidiary nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company or its Subsidiary. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan.

(g) None of the Company, its Subsidiary or any Company ERISA Affiliate or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or its Subsidiary to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of the Company, neither the Company nor its Subsidiary has made a written representation promising the same.

(i) Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or its Subsidiary, pursuant to any Company Benefit Plan (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j) Except as set forth in Section 2.18(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and its Subsidiary of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all authoritative guidance thereunder. No payment to be made under any Company Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. No current or former employee, officer, director or individual independent contractor of the Company or its Subsidiary has any “gross up” agreements with the Company or its Subsidiary or other assurance of reimbursement by the Company or its Subsidiary for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) The Company does not maintain any Company Benefit Plan for the benefit of any service providers located outside of the United States.

(m) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law and (B) whether such an employee is on leave and, if so, the expected return date.

(n) Neither the Company nor its Subsidiary is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiary, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor, to the Knowledge of the Company, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or any union organizing activity, against the Company or its Subsidiary.

(o) The Company and its Subsidiary is, and since December 31, 2021, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or its Subsidiary, with respect to employees of the Company and its Subsidiary, each of the Company and its Subsidiary, since December 31, 2020, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or its Subsidiary relating to any current or former employee, applicant for employment, or consultant of the Company.

(p) Within the preceding two years, the Company has complied in all material respects with the WARN Act, and no action that could trigger the WARN Act will be implemented before the Closing Date without advance notification to and approval of Parent.

Section 2.19 Environmental Matters. Each of the Company and its Subsidiary is in compliance and since December 31, 2021, have complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. Neither the Company nor its Subsidiary has received since December 31, 2021 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or its Subsidiary is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or its Subsidiary’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company or its Subsidiary) prior property leased or controlled by the Company or its Subsidiary has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or its Subsidiary pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or its Subsidiary with respect to any property leased or controlled by the Company or its Subsidiary or any business operated by them.

Section 2.20 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiary. Each of such insurance policies is in full force and effect and the Company and its Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2021, neither the Company nor its Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and its Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or its Subsidiary for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its Subsidiary of its intent to do so.

Section 2.21 No Financial Advisors. Except as set forth in Section 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or its Subsidiary.

Section 2.22 Transactions with Affiliates.

(a) Section 2.22(a) of the Company Disclosure Schedule describes any material transactions or relationships, since December 31, 2021, between, on one hand, the Company or its Subsidiary and, on the other hand, any (i) officer or director of the Company or its Subsidiary or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.22(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

Section 2.23 Anti-Bribery. None of the Company, its Subsidiary nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). Neither the Company nor its Subsidiary is, or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

Section 2.24 Net Cash. Section 2.24 of the Company Disclosure Schedule sets forth, as of the close of business on the Reference Date (i) the Company’s unrestricted and unencumbered cash and cash equivalents; (ii) a list of all accounts receivables and accounts payables of the Company; (iii) the Company’s Indebtedness; and (iv) the Company’s Transaction Costs.

Section 2.25 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Article II or in any certificate delivered by the Company to Parent and/or Merger Subs pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Subs set forth in Article III or in any certificate delivered by Parent and/or Merger Subs to the Company pursuant to this Agreement, none of Parent, Merger Subs or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Article III or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Subs represent and warrant to the Company as follows:

Section 3.1 Due Organization; Subsidiaries.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since their respective date of incorporation, no Merger Sub has engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement. Each Merger Sub is directly and wholly-owned by Parent.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule, Parent has no Subsidiaries and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d) Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

Section 3.3 Authority; Binding Nature of Agreement.

(a) The Parent and each of its Subsidiaries (including the Merger Subs) have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Subs, the adoption of this Agreement by Parent in its capacity as sole equityholder of Merger Subs, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Common Stock Payment Shares, Parent Preferred Stock Payment Shares and Warrant Consideration to the stockholders of the Company pursuant to the terms of this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The First Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of the Second Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Vote Required. The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the transactions contemplated hereby. The “Required Parent Stockholder Vote” is required with respect to Parent Stockholder Matters and is the affirmative vote of (A) a majority of the shares present in person or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote on the proposal to approve the proposals described in Section 5.1(a)(i) and Section 5.1(a)(ii) and (B) a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.1(a)(iii).

Section 3.5 Non-Contravention; Consents. Except as set forth in Section 3.5 of the Parent Disclosure Schedule, subject to obtaining the Required Parent Stockholder Vote, the filing of the Certificates of Merger required by the DGCL and DLLCA and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs;

(b) contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board, the First Merger Sub Board and the sole member of the Second Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the other Contemplated Transactions.

Section 3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 120,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 46,055,109 shares have been issued and are outstanding as of the close of business on the Reference Date and 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. Parent has an aggregate of 10,752,974 warrants outstanding to purchase 6,315,475 shares of Parent Common Stock (the “Parent Non-Funded Warrants”) and an aggregate of 14,610,714 pre-funded warrants outstanding to purchase 14,610,714 shares of Parent Common Stock (the “Parent Pre-Funded Warrants”; collectively with the Parent Non-Funded Warrants, the “Parent Existing Warrants”). Under the Parent Stock Plans, 5,280,707 shares of Parent Common Stock are issuable upon the exercise of outstanding stock options. Parent has reserved (A) 6,315,475 shares of Parent Common Stock for the Parent Non-Funded Warrants; (B) 14,610,714 shares of Parent Common Stock for the Parent Pre-Funded Warrants; (C) 2,000,000 shares of Parent Common Stock for the future issuance pursuant to the Parent Business Combination Agreement (the “Parent Business Combination Shares”); (D) 2,850,301 shares of Parent Common Stock for future issuances under the Parent Stock Plans.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Section 3.6(b) of the Parent Disclosure Schedule, none of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Parent Stock Plans, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) whether such Parent Option is “early exercisable.” Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and the form of the stock option agreements evidencing outstanding Parent Options granted thereunder. No vesting of Parent Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Parent Disclosure Schedule.

(d) Section 3.6(d) of the Parent Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of (i) the name of the holders of the Parent Existing Warrants, (ii) the number and class of capital stock of Parent subject to the Parent Existing Warrants, (iii) the exercise price of the Parent Existing Warrants, and (iv) the termination date of the Parent Existing Warrants. Parent has made available to the Company true and complete copies of the Parent Existing Warrants.

(e) Except for the Parent Existing Warrants, Parent Business Combination Shares and Parent Options granted pursuant to the Parent Stock Plans, and as otherwise set forth in Section 3.6(e) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(f) All outstanding shares of Parent Common Stock, Parent Existing Warrants, Parent Options and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

Section 3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2021 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since December 31, 2021, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or NYSE American with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 3.7(d), since December 31, 2021, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NYSE American. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2021 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Since December 31, 2021, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is and since January 1, 2020 has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of NYSE American.

(g) Parent maintains, and at all times since December 31, 2021, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Parent has not been since January 1, 2020, and is not currently, a “shell company” as defined under Section 12b-2 of the Exchange Act.

Section 3.8 Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, since the Parent Balance Sheet Date, Parent and each of its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect and (b) neither Parent nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

(b) sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock option grants to employees in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity (other than Merger Subs);

(e) (A) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incurred or guaranteed any indebtedness for borrowed money, or (C) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopted, terminated, established or entered into any Parent Benefit Plan; (B) caused any Parent Benefit Plan to be amended in any material respect; (C) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increased the severance, retention, change-of-control or similar benefits offered to any current, former or new employees, directors or individual consultants or(E) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $150,000 per year;

(g) entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;

(h) entered into any material transaction other than (A) in the Ordinary Course of Business or (B) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k) made, changed or revoked any material Tax election, filed any amendment making any material change to any income or other material Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $150,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

Section 3.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent.

Section 3.10 Title to Assets. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid and enforceable leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and except for as set forth in Section 3.11 of the Parent Disclosure Schedule, Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

Section 3.12 Intellectual Property; Privacy.

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Parent or its Subsidiaries, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owners, (ii) the jurisdiction of application or registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the U.S. patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and with respect to the Parent’s material Registered IP, subsisting.

(b) Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, there are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any of the Registered IP owned in whole or in part by Parent or any of its Subsidiaries.

(c) Except as set forth in Section 3.12(c) of the Parent Disclosure Schedule, and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or its Subsidiaries exclusively own, are the sole assignee of, or have exclusively licensed all of material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Parent IP and the Intellectual Property Rights licensed to Parent pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and any of its Subsidiaries’ business as currently conducted. Except as set forth in Section 3.12(c) of the Parent Disclosure Schedule each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(d) Except as set forth on Section 3.12(d) of the Parent Disclosure Schedule, to the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.

(e) Section 3.12(e) of Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor, to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-Bound License or any Parent Out-bound License requires Parent or any of its Subsidiaries or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

(f) To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since December 31, 2021, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(g) None of the Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed by Parent or its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute, that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.

(h) To the Knowledge of Parent, Parent and the operation of Parent’s and its Subsidiaries’ business are, and have at all times been, in material compliance with all Privacy and Data Processing Requirements. To the knowledge of Parent, Parent and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Parent Data as Processed by or for Parent or its Subsidiaries. Since January 1, 2020, there have been (i) no loss or theft of, or security breach relating to Parent Data, (ii) no violation of any security policy of Parent or its Subsidiaries regarding any such Parent Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Parent Data. Parent and its Subsidiaries have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s or its Subsidiaries business as currently conducted and Parent Data from unauthorized use, access, or other Processing. To the Knowledge of Parent, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Parent’s or its Subsidiaries’ business or (ii) material unauthorized access to, or other processing of, Parent Data.

Section 3.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Parent Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii) each Parent Contract, offer letter, employment agreement, or individual independent contractor agreement with any employee, individual independent contractor or other natural person service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable at will by Parent without notice, severance, retention or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xiv) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;

(xv) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; and

(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.

Section 3.14 Compliance; Permits. Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14 of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

Section 3.15 Health Care Regulatory Matters.

(a) Parent, its Subsidiaries, and, to the Knowledge of Parent, each of their respective directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, contractors and distributors are, and since January 1, 2021, have been, in material compliance with all Health Care Laws to the extent applicable to Parent or any of its Subsidiaries and their products or activities. To the Knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability of Parent or its Subsidiaries under any Health Care Laws.

(b) Neither Parent nor its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Parent Permit from the FDA or other Governmental Body relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Parent or any of its Subsidiaries (“Parent Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Body were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Body. Parent does not have Knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Parent Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by Parent or its Subsidiaries or, to the Knowledge of Parent, on behalf of Parent or its Subsidiaries have been, and if still pending are being, conducted in material compliance all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314. No clinical trial conducted by or on behalf of Parent or its Subsidiaries has been conducted, to the Knowledge of Parent, using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs. No clinical trial conducted by or on behalf of Parent or its Subsidiaries has been terminated or suspended prior to completion, and no institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent or its Subsidiaries has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.

(e) All manufacturing operations conducted by Parent or its Subsidiaries or, to the Knowledge of Parent, for the benefit of Parent or its Subsidiaries have been and are being conducted in material compliance with all Parent Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Body.

(f) Neither Parent nor any of its Subsidiaries has received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Body relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Bodies listed in Section 3.15(f) of the Parent Disclosure Schedule have been resolved and closed out to the satisfaction of the applicable Governmental Body.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Body or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Parent Products reported to the FDA (“Parent Safety Notices”), and, to the Knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Parent Safety Notice. All Parent Safety Notices listed in Section 3.15(g) of the Parent Disclosure Schedule have been resolved to the satisfaction of the applicable Governmental Body.

(h) There are no unresolved Parent Safety Notices, and to the Knowledge of Parent, there are no facts that would be reasonably likely to result in a material Parent Safety Notice or a termination or suspension of developing and testing of any of the Parent Products.

(i) Neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any officer, employee, agent, or distributor of Parent or its Subsidiaries has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. To the Knowledge of Parent, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Parent Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Body by Parent and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Parent Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, Parent Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any officer, employee, agent, contractor or distributor of Parent or its Subsidiaries has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l) Neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any officer, employee, agent, contractor or distributor of Parent or of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Neither Parent nor any of its Subsidiaries, or, to the Knowledge of Parent, any officer, employee, agent, contractor or distributor of Parent or its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(m) The Studies conducted by or on behalf of or sponsored by Parent (including its Subsidiaries) that are described or referred to in the Parent SEC Documents were and, if still pending, are, being conducted in accordance with all applicable statutes, laws, rules and regulations (including, without limitation, those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA), as well as the protocols, procedures and controls designed and approved for such Studies and with standard medical and scientific research procedures. The Parent SEC Documents include all material safety and efficacy results of any Parent Product from any Studies.

Section 3.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.16(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since Parent’s inception through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

Section 3.17 Tax Matters. Except as set forth on Section 3.17 of the Parent Disclosure Schedule:

(a) Parent and each of its Subsidiaries have filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with applicable Law in all material respects. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns or pay Taxes that Parent or such Subsidiary, as applicable, is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All material Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing or to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent. Neither Parent nor any of its Subsidiaries (or predecessors thereof) has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i) Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not own any interest in any entity that is a “passive foreign investment company” within the meaning of Section 1297 of the Code (other than any such entity that is a “controlled foreign corporation” within the meaning of Section 897 of the Code). Neither Parent nor any of its Subsidiaries currently uses the cash method of accounting for income Tax purposes. Parent has no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Parent has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither Parent nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law could be subject to recapture at or following the Closing.

(n) Section 3.17(n) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal or state income Tax classification from the classification set forth on Section 3.17(n) of the Parent Disclosure Schedules. Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(o) Parent has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

For purposes of this Section 3.17, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

Section 3.18 Employee and Labor Matters; Benefit Plans.

(a) Section 3.18(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, other than employment offer letters or employment agreements on Parent’s standard form and other than individual Parent Options or other compensatory equity award agreements made pursuant to the Parent’s standard forms and as disclosed on Section 3.6(c) of the Parent Disclosure Schedule, in which case only representative standard forms of such agreements shall be scheduled. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or individual independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, by or through a Parent ERISA Affiliate).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto and any employee handbooks, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports for the prior three plan years, (vii) all material, nonroutine notices and filings from the IRS or Department of Labor or other Governmental Body concerning any Parent Benefit Plan in the prior six-year period, and (viii) copies of all Forms 1094-B/C and Forms 1095-B/C for the past three plan years.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other Laws, in each case, in all material respects. Each Parent Benefit Plan that provides health benefits as a “group health plan” for purposes of the Affordable Care Act has been maintained and administered in compliance in all material respects with the Affordable Care Act, including offering health care coverage that does not subject Parent to any assessment under Section 4980H(a) or 4980H(b) of the Code. Parent has no, nor would reasonably be expected to have any, liability for Taxes under Sections 4980A through 4980I of the Code.

(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or may rely upon a determination or opinion letters from the IRS to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, or to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has made a written representation promising the same.

(i) Except as set forth in Section 3.18(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j) Except as set forth in Section 3.18(j) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) Each Parent Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all authoritative guidance thereunder. No payment to be made under any Parent Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. No current or former employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement by Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) Each Parent Benefit Plan maintained for the benefit of service providers located outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body.

(m) The assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(n) Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or foreign law and (B) whether such an employee is on leave, and if so, the expected return date.

(o) Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor, to the Knowledge of Parent, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or any union organizing activity, against Parent or any of its Subsidiaries.

(p) Parent and each of its Subsidiaries is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since December 31, 2020, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant of Parent.

(q) Within the preceding two years, Parent has complied in all material respects with the WARN Act, and no action that could trigger the WARN Act will be implemented before the Closing Date without advance notification to and approval of the Company.

(r) Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (the “Israeli Employees”), of which none is employed by the Parent, and except as would not be reasonably expected to be material to Parent or any of its Subsidiaries: (i) none of the Subsidiaries have or is subject to, and no Israeli Employee of the any Subsidiary benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel or in the sector in which the Subsidiaries operate); (ii) any applicable Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law, 5723-1963 (including Section 14 Arrangements), vacation pursuant to the Israeli Annual Leave Law, 5711-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement or any other binding source, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice) or, if not required to be fully funded under any source, are fully accrued in the Parent’s consolidated financial statements to the extent required by GAAP; and (iii) the Subsidiaries are in compliance with all applicable Law, regulations, permits and contracts relating to employment, wages and other compensation matters and terms and conditions of employment related to its Israeli Employees, including the Advance Notice of Discharge and Resignation Law, 5761-2001, the Notice to Employee (Terms of Employment) Law (5762 2002), the Prevention of Sexual Harassment Law, 5758-1998, the Hours of Work and Rest Law, 5711-1951, the Annual Leave Law, 5711-1951, the Salary Protection Law, 5718-1958, the Law for Increased Enforcement of Labor Laws, 5771-2011, the Foreign Employees Law, 5751-1991, the Employment of Employee by Manpower Contractors Law, 5756-1996, the Equal Rights for Persons with Disabilities Law, 5748-1988, the Employment (Equal Opportunities) Law, 5748-1988, the Women’s Equal Rights Law, 5711-1951, the Protection of Employees (Exposure of Offences of Unethical Conduct and Improper Administration), 5757-1997, and the Sick Pay Law, 5736-1976. Except as would not reasonably be expected to be material to Parent or any of its Subsidiaries, the Subsidiaries have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Body. “Israeli Employee” shall not include any consultants, sales agents or other independent contractors. Except as would not be reasonably expected to be material to Parent or any of its Subsidiaries, (A) all amounts that the Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund, managers’ insurance, severance fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Body as required by the Ordinance and Israeli National Insurance Law, 5713-1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) the Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due), and (C) the Subsidiaries have not engaged any consultants, sub-contractors, independent contractors, sales agents or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory benefits.

Section 3.19 Environmental Matters. Parent and each of its Subsidiaries are in compliance and since December 31, 2021 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since December 31, 2021 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Parent or Merger Subs. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

Section 3.20 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed on July 28, 2023 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.20 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

Section 3.21 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2021, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

Section 3.22 Opinion of Financial Advisor. The Parent Board has received an opinion of H.C. WAINWRIGHT & CO., LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration (as specified in such opinion) is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is furnished solely for the use of the Parent Board and may not be relied upon by the Company or any other party.

Section 3.23 No Financial Advisors. No broker, finder or investment banker, other than RBC Capital Markets, LLC, Laidlaw & Company (UK) Ltd. and H.C. WAINWRIGHT & CO., LLC is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 3.24 Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

Section 3.25 Valid Issuance. The Parent Common Stock, Parent Convertible Preferred Stock and Parent Warrants to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

Section 3.26 Grants and Subsidiaries.

(a) Section 3.26(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Body, to Parent and to any Parent Subsidiary, including “Approved Enterprise,” “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment and Development Authority for Industry and Economy, formerly the “Investment Center” (the “Investment Authority”). No prior approval of the Investment Authority, or any other Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Parent or any Parent Subsidiary to any such incentive, subsidy, or benefit.

(b) Section 3.26(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants received by Parent or any Parent Subsidiary from the Israeli Innovation Authority (formerly known as the OCS) (the “IIA”). Parent has made available to the Company complete and correct copies of all letters of approval granted to Parent or to any Parent Subsidiary. Without limiting the generality of the foregoing, with respect to grants from the IIA, Section 3.26(b) of the Parent Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Parent and of the Parent Subsidiaries thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Each of Parent and of the Parent Subsidiaries is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto. The consummation of the Contemplated Transactions will not give rise to any obligation of Parent to make any payments to the IIA.

Section 3.27 Net Cash. Section 3.27 of the Parent Disclosure Schedule sets forth, as of the close of business on the Reference Date (i) Parent’s unrestricted and unencumbered cash and cash equivalents; (ii) a list of all accounts receivables and accounts payables of Parent; (iii) Parent’s Indebtedness; and (iv) Parent’s Transaction Costs.

Section 3.28 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Article III or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Subs pursuant to this Agreement, none of the Company or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Article II or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Article IV

CERTAIN AGREEMENTS RELATING TO THE CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1 Conduct of Business by Parent. Parent agrees that between the date hereof and the earlier of the First Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1 (the “Pre-Closing Period”), except as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company, Parent (a) shall and shall cause each of its Subsidiaries to conduct its business in the Ordinary Course of Business, including by preserving intact its and their present business organizations, goodwill and ongoing businesses and shall comply with Law (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 4.1(b), such specific provisions shall govern over the more general provision of this Section 4.1(a)); and (b) shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for the repurchase of shares of Parent Common Stock from terminated service providers of Parent or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Parent Stock Plans or to pay the exercise price of Parent Options, in each case in accordance with the existing terms of the applicable Parent Stock Plan as in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Existing Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of any other Person;

(vi) acquire any asset (other than assets of de minimis value) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties;

(vii) make, change or revoke any Tax election, file any amendment making any change to any Tax Return or adopt or change any accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(viii) except as set forth on Section 4.1(viii) of the Parent Disclosure Schedule, spend or dispose of any cash or cash equivalents in excess of $50,000, other than expenses payable in the Ordinary Course of Business; or

(ix) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the First Effective Time. Prior to the First Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 4.2 Conduct of Business by the Company. The Company agrees that during the Pre-Closing Period, except as specifically permitted or required by this Agreement, as required by applicable Law, as consented to in writing by Parent, the Company (a) shall and shall cause each of its Subsidiaries to comply with Law and to conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 4.2(b), such specific provisions shall govern over the more general provision of this Section 4.2(a)); and (b) shall not, and shall cause its Subsidiary not to, directly or indirectly:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for the repurchase of shares of Company Common Stock from terminated service providers of the Company or to otherwise satisfy Tax obligations with respect to awards granted pursuant to the Company Plan or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the Company Plan as in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or settlement of outstanding Company Options or Convertible Notes), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of any other Person;

(vi) acquire any asset (other than assets of de minimis value) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties;

(vii) make, change or revoke any Tax election, file any amendment making any change to any Tax Return or adopt or change any accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(viii) spend or dispose of any cash or cash equivalents in excess of $50,000, other than expenses payable in the Ordinary Course of Business; or

(ix) agree, resolve or commit to do any of the foregoing.

Section 4.3 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 4.3 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party’s advisors, directors or officers become aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, and copies of all written communications received by such Party). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto. Nothing in this Agreement will prohibit Parent or the Parent Board (or a committee thereof) prior to Closing from (A) complying with Rule 14e-2(a) or Rule 14d-9, including making a “stop, look and listen” communication by the Parent Board (or a committee thereof) to the Parent Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) provided that no such public communication shall include a recommendation by the Parent Board that the holders of Parent Common Stock vote in favor of any Acquisition Proposal; (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) informing any Person of the existence of the provisions contained in this Section 4.3.

Article V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1 Parent Stockholders’ Meeting.

(a) As promptly as practicable following the execution of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of the New Incentive Plan; and

(iii) authorization of an amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock to be issued in connection with (w) the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and the Securities Purchase Agreement, (x) the exercise of Parent Warrants, (y) the exercise of Warrants (as defined in the Securities Purchase Agreement) and (z) the New Incentive Plan (the “Charter Amendment Proposal”) (the matters contemplated by the clauses 5.1(a)(i)–(iii) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b) Parent agrees to use reasonable best efforts to call and hold the Parent Stockholders’ Meeting as soon as practicable after the date hereof. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the approval of the Parent Stockholder Matters is not then obtained, Parent will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within four months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every four months until Parent obtains approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 5.2(c), and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

(d) The Company and Parent acknowledge that, under the NYSE Stock Market Rules, the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal.

Section 5.2 SEC Filings.

(a) As promptly as practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC in all material respects and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d) As promptly as practicable after the Closing Date, Parent shall file with the SEC, (and in any event, on or prior to the Filing Deadline (as defined in the Registration Rights Agreement)) a registration statement on Form S-3 (or any successor form), if available, or if not available, a registration statement on Form S-1 (or any successor form) for use by Parent, with respect to the Parent Common Stock Payment Shares and shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock Payment Shares or the exercise of Parent Warrants, to the extent necessary to register such shares for resale under the Securities Act and fully in compliance with the terms and conditions of the Registration Rights Agreement.

Section 5.3 Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. Parent covenants that at all times after receipt of the approval of the Parent Stockholder Matters obtained at the Parent Stockholders’ Meeting, for as long as any Parent Convertible Preferred Stock or Parent Warrants remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting (i) the conversion of the Parent Convertible Preferred Stock and (ii) the exercise of the Parent Warrants, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Convertible Preferred Stock or the exercise of all Parent Warrants then outstanding. All shares of Parent Common Stock delivered upon (i) conversion of the Parent Convertible Preferred Stock or (ii) exercise of the Parent Warrants shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

Section 5.4 Employee Benefits.

(a) For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) (the “Post-Closing Plans”), Parent shall use reasonable best efforts to cause each employee of the Company who remains employed by Parent or the Surviving Entity, or any of their respective Subsidiaries following the Closing, (together, the “Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall use reasonable best efforts to cause (i) such Post-Closing Plans to offer coverage substantially comparable in the aggregate to the coverage in effect as of immediately prior to the First Effective Time and (ii) all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use its reasonable best efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(b) Parent shall, or shall cause one of its Affiliates to, (i) provide Continuing Employees with base salary or hourly wage rate, as applicable, that are no less than the base salary or hourly wage rate, as applicable, in effect as of immediately prior to the First Effective Time through December 31, 2024 and, (ii) at all times from the First Effective Time through December 31, 2024, honor all severance commitments of the Company in effect as of immediately prior to the First Effective Time that pertain to the Continuing Employees (the “Existing Severance Plan”).

(c) The provisions of this Section 5.4 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Continuing Employee or modify the at-will status of any Continuing Employees.

Section 5.5 Indemnification of Officers and Directors.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the First Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud and willful misconduct, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL or DLLCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.

(e) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 5.5.

Section 5.6 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

Section 5.7 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on NYSE American; (b) prepare and submit to NYSE American a notification form for the listing of the Parent Common Stock Payment Shares; and (c) to the extent required by the NYSE American rules and regulations, file an initial listing application for the Parent Common Stock on NYSE American (the “NYSE American Listing Application”), which the NYSE American Listing Application shall be prepared in cooperation with the Company, and to cause such NYSE American Listing Application to be conditionally approved prior to the First Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with the NYSE American rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between NYSE American and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NYSE American Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.7.

Section 5.8 Tax Matters. For U.S. federal income Tax purposes, (i) the Parties intend that the First Merger and the Second Merger, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) will not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

Section 5.9 Legends.

(a) Parent shall be entitled to place appropriate legends, including the legend noted in Section 5.16, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Convertible Preferred Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Convertible Preferred Stock.

(b) Any holder (a “Holder”) of Parent Common Stock Payment Shares (including any shares of Parent Common Stock into which such Parent Preferred Stock Payment Shares may be converted as set forth in the Certificate of Designation), Parent Preferred Stock Payment Shares and Parent Warrants (including any shares of Parent Common Stock for which such Parent Warrants may be exercised in accordance with the terms of such Parent Warrants) (collectively, the “Parent Securities”) may request that Parent remove, and, to the extent such Holder delivers to Parent or its Transfer Agent its legended certificate representing such Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form), Parent agrees to cause the removal of any legend from such Parent Securities: (i) if there is an effective registration statement covering the resale of such Parent Securities (the date of effectiveness thereof, the “Registration Statement Effective Date”), (ii) if such Parent Securities are sold or transferred pursuant to Rule 144, (iii) if such Parent Securities are eligible for sale under Rule 144(b)(1), (iv) if at any time on or after the date hereof such Holder certifies that it is not an “affiliate” of Parent (as such term is used under Rule 144) and that such Holder’s holding period with respect to the Parent Securities for purposes of Rule 144 is at least six (6) months, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), in each case of the foregoing, provided that any contractual lock-up period applicable to such Holder’s Parent Securities (if any) has expired (collectively, the “Unrestricted Conditions”). If a legend removal request is made pursuant to the foregoing, Parent will, no later than the Standard Settlement Period following the delivery by a Holder to Parent or Parent’s Transfer Agent of a legended certificate representing such Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form) (the “Unlegended Share Delivery Date”), deliver or cause to be delivered to such Holder a certificate representing such Parent Securities that is free from all restrictive legends, or an equivalent book-entry position, as requested by the Holder. In the event that Parent Common Stock is issued after the Registration Statement Effective Date upon the conversion of Parent Payment Preferred Stock Payment Shares or upon the exercise of Parent Warrants, such Parent Common Stock shall be issued without restrictive legends. Further, upon request by a Holder, Parent shall cause to be removed any restrictive legends, including the legend set forth in Section 5.16, (x) following any sale of such Parent Securities pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act, or (y) if such Parent Securities are eligible for resale under Rule 144(b)(1) or any successor provision. Without limiting the foregoing, upon request of the Holder, Parent shall reasonably promptly cause a restrictive legend to be removed from any certificate or book-entry statement for any Parent Securities in accordance with the terms of this Agreement and deliver, or cause to be delivered, to any Holder new certificate(s) or book entry statement(s) representing the Parent Securities that are free from all restrictive and other legends or, at the request of such Holder, via DWAC (as defined below) transfer to such Holder’s account. If so requested by a Holder, Parent Securities free from all restrictive legends shall be transmitted by Parent’s Transfer Agent to a Holder by crediting the account of such Holder’s prime broker with the Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian system (“DWAC”), as directed by such Holder. Parent warrants that the Parent Securities shall otherwise be freely transferable on the books and records of Parent as and to the extent provided in this Agreement. If a Holder effects a transfer of the Parent Securities, Parent shall permit the transfer and shall promptly instruct its Transfer Agent to issue one or more certificates or credit the Parent Securities to the applicable balance accounts at DTC in such name and in such denominations as specified by such Holder to effect such transfer. Without limiting the obligations of Parent pursuant to the foregoing, if required by the Transfer Agent, Parent shall cause its counsel to issue a blanket legal opinion to its Transfer Agent promptly after the Registration Statement Effective Date, or at such other time as any of the Unrestricted Conditions has been met, to effect the removal of restrictive legends hereunder. If Parent shall fail to issue to any Holder (other than a failure caused by incorrect, incomplete or untimely information provided by the Holder to Parent or its Transfer Agent), by the applicable Unlegended Share Delivery Date, a certificate, or a book-entry statement, as applicable, representing such Parent Securities without restrictive legend or to issue such Parent Securities to such Holder without restrictive legend through DWAC to the applicable balance account at DTC, as applicable, and after the Unlegended Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) or such Holder or such Holder’s brokerage firm otherwise purchases the Parent Securities to deliver in satisfaction of a sale by such Holder of the Parent Securities which such Holder anticipated receiving without restrictive legend (a “Buy-In”), then Parent shall pay in cash to such Holder the amount by which (if any) (X) such Holder’s total purchase price (including brokerage commissions, if any) for the Parent Securities so purchased in the Buy-In exceeds (Y) the amount obtained by multiplying (I) the number of shares of the Parent Securities that Parent was required to deliver without restrictive legend to such Holder on the Unlegended Share Delivery Date multiplied by (II) the price at which the sell order giving rise to such purchase obligation was executed. Nothing herein shall limit any Holder’s right to pursue any other remedies available to it hereunder or under the Registration Rights Agreement, or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to Parent’s failure to timely deliver the Parent Securities without restrictive legend as required pursuant to the terms hereof. Each Holder hereby agrees that the removal of the restrictive legend pursuant to this Section 5. 9(b) is predicated upon Parent’s reliance that such Holder will sell any such Parent Securities pursuant to either the registration requirements of the Securities Act, or an exemption therefrom. Any fees (with respect to Parent’s Transfer Agent, Parent counsel or otherwise) associated with the issuance of any required opinion or the removal of such restrictive legend shall be borne by Parent. Parent shall not be responsible for any fees incurred by the Holders in connection with the delivery of such unlegended Parent Securities.

Section 5.10 Directors and Officers. The Parties shall take all necessary action so that immediately after the Second Effective Time, (a) the Parent Board is comprised of seven members: (i) four such members designated by Parent of which each of Alan Moses and Edward L. Williams are Class I, and each of Russell G. Greig and Jonathan Eitan Solomon is Class III and (ii) three such members designated by the Company (the “Company Designees”) of which each of Gregory Merril and Jesse Goodman is Class II and Jonathan Leff is Class III; (b) each member listed in (a) above are set forth on Section 5.10 of the Parent Disclosure Schedule and (c) the Persons set forth on Section 5.10 of the Parent Disclosure Schedule under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Second Effective Time until successors are duly appointed and qualified in accordance with applicable Law.

Section 5.11 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, Parent Convertible Preferred Stock and Parent Warrants in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least one (1) Business Day prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the First Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock, Parent Convertible Preferred Stock and/or Parent Warrants pursuant to the Merger.

Section 5.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

Section 5.13 Closing Certificates.

(a) The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the interim Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth, as of immediately prior to the First Effective Time (i) each holder of Company Common Stock, Company Preferred Stock, and Convertible Notes (ii) such holder’s name and address, (iii) the number and type of Company Capital Stock held as of immediately prior to the First Effective Time (after giving effect to the Convertible Note Conversion) for each such holder, and (iv) the number of shares of Parent Common Stock, Parent Convertible Preferred Stock and/or Parent Warrants to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock and Company Preferred Stock held by such holder as of immediately prior to the First Effective Time (after giving effect to the Convertible Note Conversion) (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Existing Warrants, and Parent Options, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Existing Warrants, and Parent Options as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

Section 5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

Section 5.15 Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.16 Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares, Parent Preferred Stock Payment Shares and Warrant Consideration pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate and/or book-entry statement representing Parent Common Stock Payment Shares, the Parent Preferred Stock Payment Shares and Warrant Consideration comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by the Securities Purchase Agreement, applicable state securities applicable Law or otherwise, if any):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. ACCORDINGLY, THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY AND ITS TRANSFER AGENT SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Section 5.17 Incentive Plan. As soon as administratively practicable following (i) the approval of the Parent Stockholder Matters by stockholders of Parent and (ii) the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock, Parent shall adopt or cause to be adopted a new stock incentive plan, or amend the current 2019 Incentive Plan (such plan, the “New Incentive Plan”), in form and substance reasonably satisfactory to Parent and Company, pursuant to which shares of Parent Common Stock, comprising an amount equal to 15% of the fully-diluted, outstanding equity interests of Parent immediately following the Merger and Parent Financing will be reserved for issuance by Parent pursuant to, and in accordance with, the terms and conditions of such stock incentive plan, to employees, directors, consultants and other service providers of Parent and its Subsidiaries.

Section 5.18 Public Announcements. No Party shall issue any press release or make any public statement relating to this Agreement or the Contemplated Transactions without the prior written consent of, in the case of Parent, First Merger Sub or Second Merger Sub, the Company, and in the case of the Company, Parent; provided that: (a) such consent shall not be unreasonably withheld or delayed and (b) any Party may make any public disclosure if, on the advice of legal counsel, it is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure shall consult with the other Party to the extent possible and allow reasonable time to comment thereon prior to issuance or release).

Section 5.19 FCPA. Parent covenants that it shall not (and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents) to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Parent further covenants that, following the Second Effective Time, it shall (and shall cause each of its Subsidiaries and Affiliates to) cease all of its or their respective known activities, as well as remediate any known actions taken by Parent, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Parent further covenants that within six (6) months after the Second Effective Time, Parent shall (and shall cause each of its Subsidiaries and Affiliates to) to have established and maintain commercially reasonable systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to provide reasonable assurances regarding compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, Parent agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. Parent shall, and shall cause any direct or indirect Subsidiary or entity controlled by it, whether now in existence or formed in the future to make commercially reasonable efforts to comply with the FCPA. Parent shall use its commercially reasonable efforts to cause any direct or indirect Subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

Section 5.20 Warrant Payment. At Closing, Parent shall issue to Ares 250,000 Parent Warrants in fulfillment of its obligations pursuant to the Ares Lease Amendment.

Section 5.21 Disclosure Schedule Supplements. From time to time prior to Closing, (i) Company shall promptly supplement or amend the Company Disclosure Schedule and (ii) Parent shall promptly supplement or amend the Parent Disclosure Schedule, each of the foregoing with respect to any matter hereafter arising or of which Company or Parent becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable (each a “Disclosure Schedule Supplement”). Any disclosure in any such Disclosure Schedule Supplement shall not be deemed to have cured any inaccuracy or breach in any representations contained in this Agreement.

Article VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

Section 6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

Section 6.2 Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

Section 6.3 Parent Financing. The Securities Purchase Agreement shall be in full force and effect or will take effect substantially simultaneously with the Closing, and cash proceeds not less than the Concurrent Investment Amount shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

Section 6.4 Stock Exchange Listing. The shares of Parent Common Stock (other than shares Parent Common Stock to be issued in the First Merger) shall have been continually listed on NYSE American through the Closing Date.

Article VII

CONDITIONS TO PARENT’S OBLIGATIONS

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

Section 7.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company listed in Section 7.1(a) of the Company Disclosure Schedule; and

(b) the Allocation Certificate.

Section 7.2 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.12.

Section 7.3 Company Lock-Up Agreements. Parent shall have received the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect.

Section 7.4 Representations and Warranties. The representations and warranties set forth in Article II shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

Article VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 5.10 hereof;

(c) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 5.10;

(d) a legal opinion from its counsel, dated as of the date hereof, in form and substances reasonably satisfactory to the Company, opining that the shares of Parent Common Stock and Parent Convertible Preferred Stock to be issued in the Merger pursuant to conditions set forth in this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or similar rights; and

(e) all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to the Company, in each case, to any Contract set forth on Schedule 8.1(e) attached hereto.

Section 8.2 Parent Lock-Up Agreements. The Company shall have received the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

Section 8.3 Parent Support Agreement. The Company shall have received the Parent Support Agreements duly executed by each of the stockholders set forth on Section A-2 of the Parent Disclosure Schedule, each of which shall be in full force and effect.

Section 8.4 Pre-Funded Warrants. The parties set forth on Schedule 8.4 attached hereto shall have provided (and Parent shall have immediately consented to) notice that the Beneficial Ownership Limitation (as defined in the Parent Pre-Funded Warrant) shall be eliminated to the maximum extent permitted by the Parent Pre-Funded Warrant, and waived any right to receive additional notices that may be required with respect to the exercise of Parent Pre-Funded Warrants.

Section 8.5 Representations and Warranties. The representations and warranties set forth in Article III shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

Section 8.6 Directors. Each of the Company Designees (i) shall have been appointed to the Parent Board of Directors and (ii) shall have entered into indemnification agreements in substantially the form set forth in Exhibit F attached hereto.

Article IX

Termination

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Contemplated Transactions may be abandoned at any time before the First Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Subs):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, upon a material breach of any covenant or agreement set forth in Section 4.1 by Parent, but only if (i) such material breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, the Company has provided Parent with a written notice stating with particularity the purported material breach and such material breach shall not have been cured within three (3) Business Days of receipt by Parent of such notice;

(c) by Parent, upon a material breach of any covenant or agreement set forth in Section 4.2 by the Company, but only if (i) such material breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, Parent has provided the Company with a written notice stating with particularity the purported material breach and such material breach shall not have been cured within three (3) Business Days of receipt by the Company of such notice;

(d) by either the Company or Parent if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final, non-appealable order, or injunction that, in each case, has the effect of making the consummation of the Contemplated Transactions illegal; or

(e) by either the Company or Parent if the Closing has not occurred prior to April 5, 2024; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes material breach of this Agreement.

Section 9.2 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Subs or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.14 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or material breach of this Agreement prior to such termination.

Article X

MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Article X shall survive the First Effective Time.

Section 10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors (or managers as applicable) of the Surviving Entity and Parent at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.

Section 10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

Section 10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

Section 10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(i)	if to Parent or Merger Subs:

BiomX Inc.
245 First Street, Riverview II,
Cambridge, Massachusetts 02142 USA
Attention: Jonathan Solomon
Email Address: jonathans@biomx.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attention: Rick A. Werner; Simin Sun; Alla Digilova
Email Address: rick.werner@haynesboone.com; simin.sun@haynesboone.com; alla.digilova@haynesboone.com

(ii)	if to the Company:

Adaptive Phage Therapeutics, Inc.
708 Quince Orchard Rd
Suite 205
Gaithersburg, Maryland 20878
Attention: Ian Hardy, Interim Chief Executive Officer
Email Address: ihardy@deerfield.com
with a copy (which shall not constitute notice) to:

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5640
Attention: Christian Plaza; Matthew Schwee
Email Address: cplaza@cooley.com; mschwee@cooley.com

Section 10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BiomX Inc.

By:	/s/ Jonathan Solomon
Name:	Jonathan Solomon
Title:	Chief Executive Officer

BTX MERGER SUB I, INC.

By:	/s/ Jonathan Solomon
Name:	Jonathan Solomon
Title:	Chief Executive Officer

BTX MERGER SUB II, LLC

By:	/s/ Jonathan Solomon
Name:	Jonathan Solomon
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ADAPTIVE PHAGE THERAPEUTICS, INC.

By:	/s/ Ian Hardy
Name:	Ian Hardy
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A)

“2015 Employee Stock Option Plan” means that 2015 certain employee stock option plan of Parent, as disclosed in Parent SEC Documents.

“2019 Incentive Plan” means that certain 2019 employee stock option plan of Parent, as disclosed in Parent SEC Documents.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 5.13(a).

“Anti-Bribery Laws” has the meaning set forth in Section 2.23.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving (other than the Parent Financing):

(a)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Ares” means ARE-708 Quince Orchard, LLC.

“Ares Lease Amendment” means the Sixth Amendment to the Lease Agreement, dated as of March 5, 2024, by and between Ares and the Company.

“Board Approval” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 1.7.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“Buy-In” has the meaning set forth in Section 5.9(b).

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit C.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.7(a).

“Charter Amendment Proposal” has the meaning set forth in Section 5.1(a)(iii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 2.17(a).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries.

“Company Designees” has the meaning set forth in Section 5.10.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time would have been) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Financials” has the meaning set forth in Section 2.7(a).

“Company In-bound License” has the meaning set forth in Section 2.12(e).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Material Contract(s)” has the meaning set forth in Section 2.13(a).

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company pursuant to the Company Plan.

“Company Out-bound License” has the meaning set forth in Section 2.12(e).

“Company Permits” has the meaning set forth in Section 2.14.

“Company Plan” has the meaning set forth in Section 2.6(c).

“Company Preferred Stock” has the meaning set forth in Section 2.6(a).

“Company Products” has the meaning set forth in Section 2.15(c).

“Company Real Estate Leases” has the meaning set forth in Section 2.11.

“Company Signatories” has the meaning set forth in the Recitals.

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stockholder Matters” has the meaning set forth in the Recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2023 provided to Parent prior to the date of this Agreement.

“Concurrent Investment Amount” means $50,000,000 as contemplated by the Securities Purchase Agreement.

“Confidentiality Agreement” means that certain Amended and Restated Mutual Confidentiality Agreement, dated as of February 5, 2024, between the Parties.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Support Agreements, the Securities Purchase Agreement and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 5.1).

“Continuing Employees” has the meaning set forth in Section 5.4(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Convertible Note” means the convertible promissory notes listed on Schedule 2.6(d) of the Company Disclosure Schedule.

“Convertible Note Conversion” has the meaning set forth in Section 1.6(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.5(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Disclosure Schedule Supplement” has the meaning set forth in Section 5.21.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Disqualifying Event” has the meaning set forth in Section 3.25.

“DTC” has the meaning set forth in Section 5.9(b).

“DWAC” has the meaning set forth in Section 5.9(b).

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Existing Severance Plan” has the meaning set forth in Section 5.4(b).

“FCPA” has the meaning set forth in Section 5.19.

“FDA” has the meaning set forth in Section 2.15(c).

“FDA Ethics Policy” has the meaning set forth in Section 2.15(i).

“FDCA” has the meaning set forth in Section 2.15(a).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Effective Time” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“FLSA” has the meaning set forth in Section 2.18(m).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including NYSE American).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or byproducts.

“Health Care Laws” has the meaning set forth in Section 2.15(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.).

“Holder” has the meaning set forth in Section 5.9(b).

“IIA” has the meaning set forth in Section 3.26(b).

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”), (iv) all obligations arising out of any financial hedging, swap or similar arrangements;(v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded, (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 5.8.

“Investor Agreements” has the meaning set forth in Section 2.22(b).

“Investment Authority” has the meaning set forth in Section 3.26(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Largest Lead Investor” means Deerfield Private Design Fund V, L.P. and Deerfield Healthcare Innovations Fund II, L.P.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NYSE American or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.9.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Subs” has the meaning set forth in the Preamble.

“New Incentive Plan” has the meaning set forth in Section 5.17.

“NYSE American” means NYSE American LLC.

“NYSE American Listing Application” has the meaning set forth in Section 5.7.

“Ordinance” means the Israeli Income Tax Ordinance New Version, 5721-1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning set forth in the Preamble.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2023 (the “Parent Balance Sheet Date”), provided to the Company prior to the date of this Agreement.

“Parent Benefit Plan” has the meaning set forth in Section 3.18(a).

“Parent Board” means the board of directors of Parent.

“Parent Business Combination Agreement” means that certain Share Purchase Agreement, dated as of November 19, 2017, by and among BiomX LTD., RondinX LTD., the Shareholders and Warrant Holders of RondinX LTD., and Guy Harmelin as the Shareholders’ Representative.

“Parent Business Combination Shares” has the meaning set forth in Section 3.6(a).

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Common Stock Consideration Cap” has the meaning set forth in Section 1.5.

“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Disclosure Schedule” has the meaning set forth in Article III.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time would have been) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Existing Warrants” has the meaning set forth in Section 3.6(a).

“Parent Financing” means an acquisition of shares of Parent Convertible Preferred Stock and Warrants (as defined in the Securities Purchase Agreement) to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Parent of at least the Concurrent Investment Amount.

“Parent Foreign Plan” has the meaning set forth in Section 3.18(l).

“Parent In-bound License” has the meaning set forth in Section 3.12(e).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Parent Non-Funded Warrants” has the meaning set forth in Section 3.6(a).

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent under the Parent Stock Plans.

“Parent Out-bound License” has the meaning set forth in Section 3.12(e).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 5.13(b).

“Parent Permits” has the meaning set forth in Section 3.14.

“Parent Pre-Funded Warrants” has the meaning set forth in Section 3.6(a).

“Parent Preferred Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Products” has the meaning set forth in Section 3.15(c).

“Parent Real Estate Leases” has the meaning set forth in Section 3.11.

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

“Parent Securities” has the meaning set forth in Section 5.9(b).

“Parent Signatories” has the meaning set forth in the Recitals.

“Parent Stock Plans” means collectively the 2015 Employee Stock Option Plan and the 2019 Incentive Plan, each as may be amended from time to time.

“Parent Stockholder Matters” has the meaning set forth in Section 5.1(a)(iii).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.1(a)(iii).

“Parent Support Agreements” has the meaning set forth in the Recitals.

“Parent Warrants” means Parent warrants with an exercise price of $5.00 per Parent Common Stock in the form attached hereto as Exhibit E.

“Party” or “Parties” means the Company, First Merger Sub, Second Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Post-Closing Plans” has the meaning set forth in Section 5.4(a).

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5.

“Principle Trading Market” means the trading market on which Parent Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be NYSE American.

“Privacy and Data Processing Requirements” means any applicable (i) Law relating to privacy, data protection, or security, including the data privacy and security provisions of HIPAA, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement” has the meaning set forth in Section 5.2(a).

“Reference Date” means March 4, 2024.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Registration Statement Effective Date” has the meaning set forth in Section 5.9(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among Parent and the signatories thereto dated as of March 6, 2024.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.4.

“Required Parent Stockholder Vote” has the meaning set forth in Section 3.4.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Studies” has the meaning set forth in Section 2.15(m).

“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Standard Settlement Period” means the standard settlement period for the Principle Trading Market, expressed in a number of Trading Days, as in effect on the applicable date, which as of the date of this Agreement is “T+2.”

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Law relating to any Tax.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the related documentation as applicable, and the consummation of the Contemplated Transactions, for (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Contemplated Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Contemplated Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Contemplated Transactions and, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Contemplated Transactions, or any payment or consideration arising under or in relation to obtaining any Consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Contemplated Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, or any successor transfer agent for the Company.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unlegended Share Delivery Date” has the meaning set forth in Section 5.9(b).

“Unrestricted Conditions” has the meaning set forth in Section 5.9(b).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Schedule 8.1(e)

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Schedule 8.4

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